New England Business Service, Inc.
                 Statement Re Computation of Per Share Earnings
                     (In Thousands Except Per Share Data)


                                  Exhibit 11
                                  ----------

                                  Three Months Ended      Six Months Ended
                                   December 31, 1995      December 31, 1995
                                  ------------------     ------------------
                                              Fully                  Fully
                                  Primary    Diluted     Primary    Diluted
                                  -------    -------     -------    -------
Shares
------

Weighted Average Shares
  of Common Stock                  14,899     14,899      14,885     14,885

Add:
  Common Stock Equivalents
    in the form of Stock Options      154 (1)    175 (1)     130 (1)    164 (1)
                                  -------    -------     -------    -------
Weighted Average Common Stock
  and Common Stock Equivalents     15,053     15,074      15,015     15,049
                                  =======    =======     =======    =======

Earnings
--------

Earnings per Consolidated
  Statement of Income             $ 3,912    $ 3,912     $ 4,453    $ 4,453
                                  =======    =======     =======    =======

Earnings per Share                $   .26    $   .26     $   .30    $   .30
                                  =======    =======     =======    =======


(1) Amount considered immaterial for inclusion in earnings per share calculation as defined in Accounting Principles Board Opinion No. 15.